EXHIBIT 99.1

Old Line Bancshares Appoints William J. Bush as Executive Vice President of Commercial Lending

BOWIE, Md., March 04, 2019 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (NASDAQ: OLBK) and parent company to Old Line Bank, today announced the appointment of William “Bill” J. Bush as Executive Vice President of Commercial Lending for the Northern Tier of the Old Line Bank footprint.

Bush has spent over 30 years in the banking industry holding various management and lending positions in addition to holding a Certified Public Accountant license.  Prior to joining Old Line Bank, he served as a senior lending officer with Annapolis Banking and Trust Company.  Bush has worked for the Company for 12 years and served as Senior Vice President in the lending management team, overseeing the Anne Arundel County market.

“Old Line Bank is pleased to have Bill as part of its executive management team.  Bill’s experience in commercial lending, relationship banking development and management will serve the Bank and our customers well as we continue to make strategic moves to achieve our growth objectives,” stated James W. Cornelsen.

About Old Line Bank
Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 37 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Baltimore City, Calvert, Carroll, Charles, Frederick, Harford, Howard, Montgomery, Prince George’s and St. Mary’s. It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Old Line Bank Contact:
James W. Cornelsen
President & Chief Executive Officer
(301)-430-2530

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/af44eb47-825c-4a3a-aa8f-7c785b03b405